                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                      FORM 10-SB


                                    AMENDMENT NO. 1
                    General Form For Registration of Securities of
                                Small Business Issuers
          Under Section 12(b) or (g) of the Securities Exchange Act of 1934


                                    NURESCELL INC.
                    (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          Nevada                                         33-0805583
(STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                             2030 Main Street, 13th Floor
                              Irvine, California  92614
                (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                      ISSUER'S TELEPHONE NUMBER: (949) 260-4925


             SECURITIES TO BE REGISTERED UNDER SECTION 12(b) OF THE ACT:

          TITLE OF EACH CLASS           NAME OF EXCHANGE ON WHICH
          TO BE SO REGISTERED           EACH CLASS IS TO BE REGISTERED
               None                          N/A

          SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                            Common Stock, $.0001 par value
                                   (TITLE OF CLASS)

                       Class "A" Common Stock Purchase Warrants
                                   (TITLE OF CLASS)

                       Class "B" Common Stock Purchase Warrants
                                   (TITLE OF CLASS)

EXPLANATORY NOTE:


     Nurescell Inc. (the "Company" or "Registrant") is filing this Amendment No. 1 to Form 10-SB voluntarily. The Company intends to seek to have its securities quoted on the OTC Bulletin Board, for which a registration under the Securities Act of 1934 is now required. As a result of the filing of this Amendment No. 1 to Form 10-SB (the "Registration Statement"), the Company will be obligated to file with the Securities and Exchange Commission certain periodic reports, including an annual report containing audited financial statements.


                    INFORMATION REQUIRED IN REGISTRATION STATEMENT

                                        PART I

     (Note: The Company has elected to follow Disclosure Alternative 2 in the preparation of this Registration Statement.)

ITEM 6:   DESCRIPTION OF BUSINESS.

          THIS REGISTRATION STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. AS A RESULT OF CERTAIN FACTORS DESCRIBED BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, AND OTHER FACTORS, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THOSE FORWARD-LOOKING STATEMENTS.


          GENERAL. The Company was formed in Nevada on May 12, 1998 for the purpose of developing and commercially exploiting a proprietary radiation shielding technology (the "Nurescell Technology") for use by the nuclear power industry and others producing, handling or storing radioactive materials. The Nurescell Technology is being designed for incorporation into the structural components of new and existing nuclear reactor facilities in order to provide a cost-effective safeguard from the lethal effect of radiation while achieving a minimal disruption to existing physical facilities. It is also being designed as a containment material which will provide an attractive alternative to the conventional concrete/steel entombment and glassification technologies currently used to store ever-increasing amounts of spent nuclear fuel and other radioactive waste.
In addition, it is expected to provide an innovative shielding material critical to advanced accelerator and defense research applications. The Nurescell Technology is based upon a proprietary formulation which was acquired from Adrian A. Joseph, Ph.D., the Company's President and majority shareholder, in June 1998. See "Interest of Management and Others in Certain Transactions." The intended market and primary application for the Company's products will be nuclear power plants, accelerators and waste storage facilities worldwide. Based on the potential applications for the Nurescell Technology, as well as the potential markets, the Company believes that there is a substantial opportunity to develop a profitable business over the next two years. However, because the Company is in its start-up and research and development and testing stage, it currently has no final products and no sales, and is not currently marketing the Nurescell Technology. As a result, there can be no assurance that the Company or the Nurescell Technology will be successful or that the Company can or will achieve any sales or profitability.

          THE PROPOSED PRODUCTS. The Nurescell Technology is expected to be superior to existing and competing technology which is based upon a ceramic silicon foam (also originally developed by Dr. Joseph). It is believed that products based on the Nurescell Technology will possess characteristics which include:

               -    Favorable Heat Transfer and Diffusion Properties
               -    High Radioactive Resistance
               -    High Compressive and Tensile Strengths
               -    Corrosion and Shrinkage Resistance
               -    Fugitive Gassing Properties
               -    Resistance to Weathering and Aging
               -    Ease of Application and Handling
               -    A Non-Hazardous Application Process


          In addition, the Company's products are expected to result in significant reductions in the weight and volume of encapsulated nuclear waste and/or on-site spent fuel depository space. If achieved, those characteristics are believed by the Company to be superior to ceramic silicon foam (which does not have mechanical strength, shrinks when subjected to high temperatures and is comprised of hydrogen chains which are a potential danger in high temperature environments) and thus correct some of the most acute problems associated with conventional nuclear materials and the resultant radioactive waste problems. In addition, the physical performance characteristics of Nurescell Technology materials are expected to expedite advances in nuclear accelerator and innovative fuel projects, which require special performance materials for their facilities.

          The Company's products are currently in the sample testing stage. At this point, the Company has completed a "Statement of Work" with the U.S. Department of Energy ("DOE") and Battelle Memorial Institute, Pacific Northwest National Laboratory ("PNNL"), and is in the process of finalizing a Cooperative Research and Development Agreement for product testing and market development with the DOE and PNNL (the latter of which will conduct the sample testing). After commencement, it is anticipated that PNNL's test and evaluation process will take approximately two years.

     In parallel with the work by PNNL, the Company has entered into an agreement with the University of Missouri for product testing with respect to high levels of alpha, beta and gamma radiation. At this point, samples have been shipped to the University of Missouri and the first set of test results is expected around the end of June 1999.

          After the performance of the Nurescell Technology has been satisfactorily evaluated by PNNL, the Company will seek to incorporate Nurescell Technology products into field studies of specialized applications and into bench scale and field trials of specialized private enterprise equipment. Simultaneous with that phase, the Company will use its best efforts to seek out and form various strategic alliances for the use of its products in nuclear material handling equipment and applications.

          THE MARKET. The Company considers every nuclear power plant in the world to be a potential customer for the Nurescell Technology which, because of its mechanical properties (including structural strength), can be used in materials for construction of new nuclear facilities or in the retrofitting of existing facilities. At this time, there are approximately 150 nuclear power plants in the United States, of which approximately 40 are not currently in operation. Of the operating nuclear power plants, approximately 50 are owned by the DOE and the balance are owned by public and private utilities. There are also currently approximately 360 nuclear power plants in the world which are not located in the United States or Russia. Because accidents do occur at nuclear power plants for a variety of reasons, management of the Company believes that a cost-effective safety shield system for new and existing facilities is in great demand.


          Nurescell also believes that its products can play an important role in the recovery and reuse of materials from existing nuclear warheads. As nuclear arsenals in the U.S. and former Soviet Union are dismantled, this application will grow in importance.

          In light of the huge and steadily growing deposits of worldwide nuclear waste and related materials (447,000 metric tons according to 1995 estimates), the properties of the Nurescell Technology are believed to have a worldwide market as the means of correcting the existing problems with the handling and storage of spent reactor fuel and various other radioactive materials, such as uranium mill tailings and accelerator wastes.

          Because of their special shielding needs, it is expected that nuclear accelerator projects, as well as projects involving innovative fuels and defense research applications, will find the Nurescell Technology to be an important factor in implementing those projects.

          GOVERNMENTAL REGULATION. In the United States, the nuclear power industry is highly regulated under the jurisdiction of the DOE and the Nuclear Regulatory Commission ("NRC"), with the NRC having primary responsibility for enacting and enforcing regulations designed to ensure the safety of nuclear power plants. That regulatory authority extends from construction to all phases of operations. In particular, the NRC has the authority to require nuclear power plants to utilize specific measures to ensure and enhance their safety.

          In the rest of the world, regulatory oversight of nuclear power plants is effected through a Nuclear Safety Committee which is comprised of representatives from throughout the world.

          COMPETITION. The number of competitors offering proprietary products designed to accomplish the same or similar effects as the Nurescell Technology include Lockheed Martin, which utilizes the ceramic silicon foam technology, and SAE (France), which utilizes a concrete-iron technology, among others. Other companies may currently have or may succeed in developing products superior to the Nurescell Technology, or may more effectively market such other products, either of which could substantially reduce the potential market for products using the Nurescell Technology.

          MARKETING STRATEGY. At this time, the Company plans to divide its major market into the following divisions:

               -    Reactor Spent Nuclear Fuel
               -    Department of Defense Special Projects
               -    EM-40 Environmental Management and Site Restoration Programs
               -    Specialized Advanced Accelerator Materials
               -    Low Level Nuclear Wastes

          The Company's marketing strategy is to develop its products in accordance with the specifications and design which will be required by the NRC and DOE and, in some situations, the U.S. Department of Defense ("DOD"). The Company will then seek to present the Nurescell Technology to the NRC, DOE and, as appropriate, the DOD, with emphasis on both the efficacy of the technology and the cost savings which the technology will allow by reducing downtime for maintenance. This presentation will be made with the intent of having the NRC mandate that the Nurescell Technology be installed in all nuclear power plants in the United States. The Company believes that becoming the standard in the United States will then result in the Nurescell Technology being accepted as the standard worldwide. The Company's marketing organization structure will be based upon the following:

               - The use of Company technical personnel with substantial nuclear physics and engineering, field technical sales and corporate product management experience at the corporate level, each with a specific area of technical expertise.

               - Field Technical Sales Representatives with successful, in-depth experience in nuclear physics and engineering and technical sales work located in those geographical areas which will best serve the rapid development of the Company's business.

               - Presentations at nuclear power trade shows where independent environmental engineering and consulting companies can be made increasingly aware of the Nurescell Technology and the unique applications that can serve their clients' needs.

          If the Company is able to move ahead as planned, it expects to begin involvement in a variety of nuclear markets by the end of 1999, including commercial domestic and international nuclear plants, submarine-based nuclear reactors, DOD and DOE nuclear waste site restoration projects and nuclear accelerator materials.


     On March 1, 1999, the Company entered into a letter of understanding ("LOU") with Performance Improvement International ("PII"). Under the LOU, PII will provide certain marketing, product development, specification review and other services to the Company related to nuclear power plants. PII is headed by Dr. Chang Chiu, a former Dean of Physics at the Massachusetts Institute of Technology and the former General Manager of the San Onofre Nuclear Power Station. The LOU provides that PII will receive 15% of all nuclear power plant net revenues generated as a direct result of PII's services, as well as reimbursement of actual expenses (not to exceed $125,000 per year) and options to purchase 200,000 shares of the Company's Common Stock for $3.00 per share. The LOU is terminable by the Company for "cause" (as specified in the LOU) or upon the death or disability of Dr. Chiu. By its terms, the LOU remains in effect until April 29, 1999, subject to replacement with a more detailed agreement (which has not yet occurred).

          PRODUCT MANUFACTURING AND INSTALLATION. At this time, samples of Nurescell Technology products that are required by PNNL and the University of Missouri are being prepared by Thermach Engineering, an experienced formulation laboratory. Once mass production begins, the Company anticipates that a major United States chemical manufacturing company will be a contract manufacturer of products incorporating the Nurescell Technology. The Company has also established contacts in Israel with the Atomic Nuclear Commission for the purpose of establishing a manufacturing capacity. For installation of its products, the Company anticipates contracting with engineering firms to install those products in nuclear power plants and other applications identified by the Company for the encapsulation of nuclear materials. The Company does not anticipate any difficulty in obtaining the ingredients needed to manufacture its products.

          INTELLECTUAL PROPERTY RIGHTS. At this time, a United States patent has been applied for with respect to certain elements of the Nurescell Technology (patent application No. 09/187,641). To date, no patents have been issued pending the results of further research, testing and legal work. It is anticipated that the ingredients of the Nurescell Technology will also be manufactured under secrecy agreements. In addition, the Company will pursue foreign patents and other U.S. and foreign protection of its intellectual property to the extent appropriate under the circumstances.

          PERSONNEL. The Company currently has five employees (all of whom are full-time), three part-time consultants and a technical Board of Advisors currently comprised of one member. It is anticipated that additional employees will be hired as the needs of the Company require. It is also anticipated that the Company will utilize third party contractors to handle various of the Company's needs as they arise.


          PLAN OF OPERATION. The Company is in the very early stages of its development. Consequently, its operations consist principally of research, development and testing of the basic Nurescell Technology. Although the Company intends to actively pursue research grants to fund either all or a portion of this research, development and testing, any such revenues are not anticipated prior to the third quarter of 1999. Additionally, there are no assurances that the Company will obtain any grants or that any grant funding received will be sufficient to meet all the Company's funding requirements, either within this estimated time frame or in the future. Revenues associated with actual commercial applications of the Nurescell Technology are not anticipated for two years. From inception to March 31, 1999, the Company has obtained approximately $995,000 in financing through the sale of equity securities through two private offerings (the "Offerings"), each of which has been completed. See "Recent Sales of Unregistered Securities." To date, the Company has utilized approximately $645,000 of the proceeds of the Offerings to (i) commence patent applications for the Nurescell Technology,
(ii) identify, negotiate and finalize suitable research, development and testing contracts, (iii) identify, negotiate and finalize preliminary marketing consulting contracts and (iv) provide working capital for the ongoing administrative and financing acquisition costs of the Company. The approximately $350,000 of remaining proceeds from the Offerings will be used to begin initial formal testing of the Nurescell Technology, continue the pursuit of patents and provide administrative working capital. The Company anticipates that the $350,000 will provide sufficient capital to enable the Company to operate for approximately six months. The Company's financial statements for the period from May 12, 1998 (date of inception) to December 31, 1998 have been prepared assuming the Company will continue as a going-concern. As noted in the Company's financial statements, the presence of significant losses, negative cash flows and limited working capital, together with the uncertainties associated with the ability of the Company to obtain additional capital, raise substantial doubts as to the Company's ability to continue as a going-concern. See "Index to Financial Statements." The Company's ability to continue as a going-concern will be questionable until such time as it is able to generate sufficient revenues (from research grants and/or commercial operations) in excess of expenses to sustain its normal business activities. Until that time, the Company will depend on its ability to raise additional capital through either commercial loans or equity or debt offerings. At this time, the Company expects that it will need approximately $3 million in additional funding over the next two years in order to complete the necessary research, development and testing of its Nurescell Technology. The Company currently anticipates the financing of at least such $3 million to be derived from a "best efforts" private offering of equity securities which is currently being discussed with a broker-dealer.

There can, however, be no guarantee that any additional funding will be available on terms favorable to the Company or its shareholders, if at all. If sufficient funds are not available when needed, the Company may be required to curtail its operations, which could have a material adverse effect on the Company's business, operating results and financial condition.


ITEM 7:   DESCRIPTION OF PROPERTY.

          The Company leases its approximately 500 square foot executive offices at 2030 Main Street, 13th Floor, Irvine, California pursuant to a sublease which expires in May, 1999 and provides for rental payments of $4,025 per month. The sublease includes the Company's right to use the furniture, fixtures, office equipment and common facilities at that location. Should the Company be required to relocate its offices when its sublease expires, management believes that replacement space is readily available in the same general area.

ITEM 8:   DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES.

          Set forth below is information regarding the directors and executive officers of the Company. The Company has no significant employees other than those described below and there are currently no other persons under consideration to become directors or executive officers of the Company.

     NAME                     AGE       POSITION
     ----                     ---       --------
     William A. Wilson        84        Chairman of the Board (a Director
                                        position)
     Adrian A. Joseph         46        President
     Rita M. Lavelle          50        Director and Vice President - Marketing
     John R. Longenecker      45        Director and Vice President - Operations
     Sharon Nitka             37        Director, Chief Financial Officer and
                                        Secretary

          WILLIAM A. WILSON has been the Chairman of the Board of the Company since its inception on May 12, 1998. Mr. Wilson has approximately fifty years of business experience in both the financial and manufacturing fields and is currently an advisor and consultant to various high technology and financial companies. Mr. Wilson is the former Chairman of the Board of Web Wilson Oil Tools, Inc. and San Vicente Investments Co., and a former member of the Boards of Directors of Jorgensen Steel Company, Penzoil Company, Disease Detection International, Western Energy Management, Inc., Incomnet, Inc., National Registry Corporation, Orbit Technologies, Inc. and several privately held companies. Mr. Wilson currently holds a Board seat with First Pacific Networks, Inc., which has operated under chapter 11 bankruptcy protection since 1997. He is also a director and corporate Secretary of Tresis International, a newly-formed corporation in which Adrian A. Joseph is the majority shareholder. Mr. Wilson was a delegate to several Republican conventions, Chairman of the

Presidential Personnel Selection Committee (Reagan Administration), Presidential envoy to the Holy See (Vatican), first Ambassador to the Holy See (Reagan Administration) and a trustee of President Reagan's personal trust. Mr. Wilson holds a Bachelor of Science degree in Mechanical and Metallurgical Engineering from Stanford University. Mr. Wilson devotes approximately 20% of his business time to the Company.

          ADRIAN A. JOSEPH, PH.D. has been the President of the Company since its inception. Dr. Joseph holds a Ph.D. degree in nuclear physics from the Israel Institute of Technology, which he earned in 1974. For 12 years prior to the commencement of pre-organization work on the Company (which began in February 1996), Dr. Joseph was the founder and chief scientist and Chairman of the Board of Orbit Technologies Inc., a publicly traded company engaged in developing materials to treat existing hazardous waste. Dr. Joseph resigned his position with Orbit Technologies Inc. in February 1996, but remains a shareholder of that company. Dr. Joseph has developed many diverse technologies and holds 118 issued patents and has over 200 active patent applications on file. Dr. Joseph's work has included metafusion (a process for the fusion of metals at room temperature), low-cost titanium refining and extraction, ultrasound technology for the reduction of viscosity in fluids, and technologies in the coatings, plastics and foam areas. In 1994, he received an Honors Award from the Euro-Asian Association of Physicists for High Achievement in Nuclear Physics. Dr. Joseph also received his Bachelor of Science degree in Electronics Engineering from the Israel Institute of Technology. Dr. Joseph devotes essentially all of his business time to the Company.

          RITA M. LAVELLE has been a director and Vice-President of the Company since its inception. Since 1986, Ms. Lavelle has been the President of NuTECH Enterprises, Inc., an environmental engineering and remediation company. From 1982 through 1983, Ms. Lavelle was appointed by President Ronald Reagan as the Administrator of Hazardous Waste with the U.S. Environmental Protection Agency, where she controlled a $2.5 billion budget directing the nationwide enforcement and compliance efforts for U.S. hazardous waste handling and cleanup commonly known as the Superfund. Prior thereto, Ms. Lavelle held positions which included Director of Communications with Cordova Chemical and Aerojet, Director of Marketing with Intercontinental and Continental Chemicals, Department Information Officer with the California Department of Consumer Affairs, and Publications Assistance in Governor Ronald Reagan's Administration in California. Ms. Lavelle holds an MBA in Finance and Strategic Planning and Marketing from Pepperdine University and a BA degree in Biology and Mathematics. Ms. Lavelle devotes approximately 50% of her business time to the Company.

          JOHN R. LONGENECKER has been a director and Vice-President of the Company since its inception. Mr. Longenecker is also the President of Longenecker & Associates, a management consulting firm with the high technology and energy related businesses. Prior to the formation of Longenecker & Associates in 1989, Mr. Longenecker was Chairman of General Atomics International Services Corporation, a company which operates and maintains nuclear power stations. From 1983 to 1987, Mr. Longenecker served in the Reagan administration as the chief executive officer of the U.S.
uranium enrichment business in the DOE, and prior thereto worked in the United States' nuclear reactor development program as the Director of Breeder Demonstration Projects for the DOE. Mr. Longenecker received both his Bachelor of Science and Master of Science degrees from Pennsylvania State University and is a member of their Industrial Professional Advisory Council. Mr. Longenecker devotes approximately 20% of his business time to the Company.

          SHARON NITKA has been a director and the Chief Financial Officer and Secretary of the Company since its inception and is the sister of Adrian A. Joseph. During the last five years, Ms. Nitka has also worked as a consultant for Nagila Foods, Inc. ("Nagila"), a company which, among other things, operates restaurants and prepares pre-packaged food items. Ms. Nitka's primary focus for Nagila has been the development of an effective marketing strategy, including community public relations. Other services for Nagila have included an in-depth analysis of the operations management, which included creating a new branch of delivery services and transforming Nagila's manual process to computerized systems. Ms. Nitka has also held a variety of administrative and management positions with various other companies. From 1985 to 1990, Ms. Nitka served as the financial administrator of Orbit Technologies Inc. and a programmer analyst with Metafuse Limited, both of which are or were controlled by Adrian A. Joseph. Ms. Nitka holds a Bachelor degree in computer science and business and devotes approximately 60% of her business time to the Company.

          Subject to prior resignation or removal, the Company's directors serve in that capacity until the next annual meeting of shareholders or until their successors are elected or appointed and duly qualified. Officers are appointed by the Board of Directors and serve in that capacity until resignation or removal. Except as noted above, there are no family relationships by blood, marriage or adoption among any directors and/or executive officers of the Company, and there are no arrangements or understandings between any director or executive officer and any other person pursuant to which such director or executive officer was selected for his or her office or position. Except as noted above, within the past five years (i) no petition under the federal Bankruptcy Act or any state insolvency law has been filed by or against any executive officer or director of the Company, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of any such persons, or any partnership in which any of such persons was a general partner at or within the two years before the time of such filing, or any corporation or business association of which any such person was an executive officer at or within the past two years and (ii) no director or executive officer of the Company has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

ITEM 9:   REMUNERATION OF DIRECTORS AND OFFICERS.


          COMPENSATION. The following table sets out the compensation paid on a cash basis from inception to March 31, 1999 to (i) each of the Company's three highest paid officers or directors and (ii) the Company's officers and directors as a group:

NAME OR IDENTITY OF GROUP          TITLE                     COMPENSATION(1)
-------------------------          -----                     ---------------
Adrian A. Joseph                   President                     $136,783(2)
Sharon Nitka                       Chief Financial Officer,
                                   Secretary and Director        $ 30,928(3)
William A. Wilson                  Director                      $ 26,333(4)
All officers and directors
  as a group (5 persons)                                         $229,225(5)


_______________
(1) Does not include group life, health, hospitalization or other benefit plans which do not discriminate in scope, terms or operation in favor of officers or directors and which are available generally to all salaried employees.
(2) Mr. Joseph has also been issued options for 160,000 shares of Common Stock. See "Security Ownership of Management and Certain Securityholders."
(3) Ms. Nitka has also been issued options for 60,000 shares of Common Stock. See "Security Ownership of Management and Certain Securityholders."
(4) Mr. Wilson has also been issued options for 60,000 shares of Common Stock. See "Security Ownership of Management and Certain Securityholders."
(5) As a group, the Company's officers and directors have also been issued options for 400,000 shares of Common Stock. See "Security Ownership of Management and Certain Securityholders."

          STOCK OPTION PLAN. Under the Company's 1998 Stock Option Plan (the "Option Plan"), all officers and directors of the Company, as well as its employees and consultants, are eligible to be selected to participate. The purpose of the Option Plan is to promote the interests of the Company by providing participants with an inducement to maintain their status with the Company and to further advance the interests of the Company. Options are granted in consideration of things such as past and potential future contributions to the Company. The Option Plan is administered by a Stock Option Committee (the "Committee"), which consists of at least two directors appointed by the Company's Board of Directors.


          As of April 15, 1999, 300,000 options have been issued under the Option Plan. The aggregate number of shares of Common Stock to be delivered upon the exercise of all options granted under the Option Plan cannot exceed 360,000 shares. In the event of any merger, reorganization, recapitalization, stock dividend, stock split or reverse split or other act or event which effects a restructure of the Company's Common Stock (but not including the issuance of additional shares of Common Stock or preferred stock), the total number of shares covered by the Option Plan, the exercise price, and number of shares covered by outstanding options granted pursuant to the Option
Plan, and the rights, preferences and privileges incident to such shares will be appropriately adjusted as to any remaining options. Any shares covered by options granted pursuant to the Option Plan which expire or are cancelled are available for reissuance under the Option Plan.


          The Committee determines the individuals to whom and the times at which options are granted and the terms of, and number of shares subject to, each option. The Committee also has the authority to construe and interpret the Option Plan. There is no maximum or minimum number of shares which may be subject to options granted to any one individual under the Option Plan. The exercise price of the stock covered by each option is also determined by the Committee; provided, however, that (i) as to incentive stock options, such exercise price will not be less than an amount equal to 100% of the "fair value" of the stock (as determined pursuant to the Option Plan) on the date the option is granted (110% for options granted to persons who hold 10% or more of the Company's Common Stock) and (ii) as to all other options, such exercise price will not be less than an amount equal to 85% of the fair value of the stock on the date the option is granted. Upon the exercise of an option granted under the Option Plan, the exercise price is payable in full at the time of exercise, either in cash, by check, in stock of the Company valued at fair market value at the time of each such exercise or, in the Committee's discretion, by delivery of a promissory note. Subject to the express provisions of the Option Plan, the terms of each option granted under the Option Plan, including the exercise price, manner of exercise, vesting and duration of each option, shall be as specified in the applicable option agreement between the Company and the option holder.

          As a general proposition, if the option holder ceases, for any reason, to be an employee of the Company, or a director of the Company, as the case may be, the option holder will have a right thereafter to exercise the option during a specified period set forth in the option agreement between the Company and the option holder, which in the event of termination due to death or permanent disability, will be no more than three years and which, in all other cases, will be no more than one year.

          Options granted under the Option Plan are not assignable or transferable except by will or the laws of descent and distribution, and are exercisable during the option holder's lifetime only by the option holder. No options will be exercisable more than ten years after the date of grant
(five years for options granted to persons holding 10% or more of the Company's Common Stock).

          Upon the anticipated occurrence of certain specified events, including a merger, consolidation or other transaction in which the Company ceases to be an independent corporation, the Committee, in its discretion, may provide that all options granted under the Option Plan will become exercisable in full for a specified period prior to such event.

          The Board of Directors of the Company or the Committee may amend, suspend or terminate the Option Plan at any time. Unless terminated sooner, the Option Plan will terminate on June 15, 2008 and no options may be granted thereafter. No amendment, suspension or termination of the Option Plan will, without the consent of the option holder, be made which would alter or impair any rights or obligations under any option then outstanding. Upon the dissolution or liquidation of the Company, the Option Plan will terminate, and any option previously granted thereunder and not yet exercisable in full will also terminate. In the event, however, that the Company is succeeded by another corporation, the Option Plan and any remaining options granted thereunder will be assumed by such successor corporation, subject to such adjustments as may be necessary due to the capital structure of the successor corporation.

          COMPENSATION ARRANGEMENTS. On May 15, 1998, the Company entered into a three-year employment agreement with Adrian A. Joseph. The employment agreement automatically renews for succeeding terms of one year, subject to the prior notification of termination by either the Company or Dr. Joseph. Annual compensation pursuant to the employment agreement is $180,000 per year, payable monthly, subject to annual increases at the discretion of the Company's Board of Directors. Dr. Joseph is also to receive an annual bonus equal to 10% of the amount of annual Company profits which exceeds $300,000 over the Company's prior year's profits. Although the employment agreement includes non-disclosure covenants as to the Company's trade secrets, Dr. Joseph is permitted to pursue other opportunities while serving as President of the Company, but only with the consent of the Board of Directors.

          The Company has also entered into an employment agreement with Sharon Nitka. That agreement is terminable by the Company at any time, without cause, and provides for an annual salary of $36,000 plus reimbursement of reasonable expenses incurred in the furtherance of the Company's business.

          The Company has entered into consulting agreements with William A. Wilson, Rita M. Lavelle and John R. Longenecker, each of whom is a director of the Company. Pursuant to those agreements (each of which is terminable by either party on 30-days notice), the

Company pays consulting fees of $2,000 per month (which increased to $4,000 per month for Ms. Lavelle on March 1, 1999), plus reimbursement of Company-approved expenses.


          Except as noted above, the Company does not compensate its directors for their services as such except for the reimbursement of expenses incurred in attending Board of Directors meetings.

ITEM 10:  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS.


          The following table sets forth the record ownership of the Company's Common Stock (the Company's only class of voting stock) as of April 15, 1999 as to (i) each person or entity who owns more than 10% of any class of the Company's securities (including those shares subject to outstanding options),
(ii) each person named in the table appearing in "Remuneration of Directors and Officers" and (iii) all officers and directors of the Company as a group:




NAME AND ADDRESS OF OWNER     NUMBER OF SHARES OWNED(1)     PERCENT OF CLASS (2)
-------------------------     -------------------------     --------------------
Adrian A. and Dianna Joseph           7,889,000(3)                    60.6%
2030 Main Street, 13th Floor
Irvine, California 92614

Sharon Nitka                            350,000(3)                    2.7%
2030 Main Street, 13th Floor
Irvine, California 92614

William A. Wilson                       750,000(3)                    5.8%
10101 Wilshire Blvd.
Los Angeles, California 90024

All officers and directors            9,889,000(3)                    75.9%
as a group (5 persons)



______________________

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, subject to community property laws where applicable.
(2) Based on 13,026,500 shares of Common Stock outstanding, without taking into account any shares issuable upon the exercise of outstanding options.
(3) Does not include shares which can be obtained upon exercise of the options described in the table below.

          Other than the Class "A" Common Stock Purchase Warrants, the Company has no class of non-voting securities presently outstanding. See "Securities Being Offered."


          The following table sets forth the options, warrants and other rights to purchase securities of the Company which were held as of April 15, 1999 by
(i) each person or entity who owns more than 10% of any class of the Company's securities, (ii) each person named in the table appearing in "Remuneration of Directors and Officers" and (iii) all officers and directors of the Company as a group:



                         TITLE AND AMOUNT
                         OF SECURITIES CALLED
                         FOR BY OPTIONS,                                 EXPIRATION
NAME OF HOLDER           WARRANTS OR RIGHTS(1)    EXERCISE PRICE            DATE
--------------           ---------------------    --------------         ----------
Adrian A. Joseph         100,000 shares of Common      $1.00/share         Varies (2)
                         Stock
                         60,000 shares of Common       $0.55/share         Varies (3)
                         Stock


Sharon Nitka             60,000 shares of Common       $0.50/share         Varies (3)
                         Stock

William A. Wilson        60,000 shares of Common       $0.50/share         Varies (3)
                         Stock

All officers and         400,000 shares of Common      $0.50/share,        Varies (2)(3)
directors as a group     Stock                         $0.55/share
(5 persons)                                            and $1.00/share

________________
(1)  All options in this table are fully vested.
(2) Options are exercisable only during the term of Dr. Joseph's employment agreement, subject to extension to June 1, 2001 under certain circumstances.
(3) Options are exercisable until July 31, 2003 as to Dr. Joseph, and until July 31, 2008 as to the other optionees, subject in each case to earlier termination in the event of death, disability and certain other events.



ITEM 11:  INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

          The following is a description of those transactions by the Company since its inception or which are presently proposed in which (i) any Company director, officer, promoter or greater than 10% shareholder (or a relative or spouse thereof, or any relative of such spouse) has or is to have a direct or indirect interest and (ii) the amount involved exceeds $50,000.

          On June 12, 1998, the Company issued to Adrian A. Joseph (the Company's President and majority shareholder) 10,000,000 shares of Common Stock in return for his assignment of the Nurescell Technology which he developed. At that time, the Company also paid Dr. Joseph approximately $34,000 for certain materials and supplies owned by him in connection with the development of that technology.

          The Company has also entered into employment agreements with Dr. Joseph and Sharon Nitka (the Company's Chief Financial Officer and Secretary and a director), as described above in "Remuneration of Directors and Officers," and has granted stock options to Dr. Joseph and Ms. Nitka, as described in "Security Ownership of Management and Certain Securityholders."

          The Company has entered into consulting agreements with Rita M. Lavelle, William A. Wilson and John R. Longenecker (each of whom is a director), as described above in "Remuneration of Directors and Officers." The Company has also granted stock options to each of those persons, as described in "Security Ownership of Management and Certain Securityholders."

ITEM 12:  SECURITIES BEING OFFERED.


          The Company's Articles of Incorporation, as amended, authorize the Company to issue 50,000,000 shares of Common Stock, par value $.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share. As of April 15, 1999, there were 13,026,500 shares of Common Stock issued and outstanding, subject to increase depending on the results of the Pending Offering. See "Description of Business - Plan of Operation." None of the Company's 1,000,000 shares of Preferred Stock are issued or outstanding.


     COMMON STOCK. On all matters submitted to a vote of the shareholders, each holder of Common Stock has the right to one vote for each share held of record. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock, and all outstanding shares of Common Stock are fully paid and nonassessable.

     Nevada law does not require shareholder approval for the issuance of authorized but unissued shares of Common Stock. Such issuances may be for a variety of corporate purposes, including future private and public offerings to raise additional capital or to facilitate corporate acquisitions.

     PREFERRED STOCK. The Company currently has no plans to issue any Preferred Stock. The

Company's Board of Directors does, however, have the authority, without action by the shareholders, to issue all or any portion of the authorized but unissued Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The Preferred Stock, if and when issued, may carry rights superior to those of the Common Stock.

     The Company considers it desirable to have Preferred Stock available to provide increased flexibility in structuring possible future financings and in meeting corporate needs which may arise. If opportunities arise that would make it desirable to issue Preferred Stock through either public offerings or private placements, the provision for Preferred Stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholders' meeting, except as may be required by law or regulatory authorities. Issuance of the Preferred Stock could result, however, in a series of securities outstanding that would have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of Preferred Stock may also result in the dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of Preferred Stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Furthermore, it is not possible at this time to determine in what respect a particular series of Preferred Stock will be superior to the Company's Common Stock or any other series of Preferred Stock which the Company may issue. The Board of Directors does not intend to issue any Preferred Stock except on terms which it deems to be in the best interest of the Company and its shareholders.


     WARRANTS. The Company has also issued Class "A" Common Stock Purchase Warrants (the "Class A Warrants") and is required to issue Class "B" Common Stock Purchase Warrants (the "Class B Warrants") under certain circumstances. As of April 15, 1999, 98,000 Class A Warrants were outstanding. Class A Warrants are exercisable commencing November 10, 1999 and expire one year thereafter (or earlier upon certain events described below if not exercised prior thereto). The holders of the Class A Warrants are entitled to purchase one share of Company Common Stock and one Class B Warrant for an aggregate exercise price of $4.00 per Class A Warrant exercised. Class B Warrants are also exercisable for a one year period, beginning on the date the Class B Warrant is issued (subject to earlier expiration upon the occurrence of certain events, as described below).


     Upon surrender of each Class A Warrant with the subscription form duly executed, together with payment of the exercise price, the holder will be entitled to receive a certificate for one share of Common Stock and one Class B Warrant. Likewise, upon surrender of a Class B Warrant with the subscription form duly executed, together with the payment of $3.00 per Class B Warrant exercised, the holder will be entitled to receive a certificate for one share of Common Stock. The shares of Common Stock and the Class B Warrants issued pursuant to the exercise of the Class A Warrants and Class B Warrants (collectively, the "Warrants") will be "restricted securities," as that term is used in Rule 144 under the Securities Act of 1933 (the "Securities Act").

     In case of any reorganization, consolidation, merger, liquidation or dissolution of the Company, the Warrantholders will be given 30-days notice of such impending event. Exercise of the Warrants at any time prior to such impending event will entitle the holder to receive the stock or other securities or property which shareholders of record will receive upon consummation of such event (in lieu of the stock or the securities or property otherwise receivable upon the exercise of the Warrants). Failure to exercise after such notice and prior to the consummation of the corporate transaction shall result in the automatic expiration of the unexercised Warrants. In the event of a dividend of the Company Common Stock or a split thereof, the exercise price and number of shares purchasable upon exercise of the Warrants will be adjusted proportionately so as to prevent dilution to a Warrantholder.

     OPTIONS. The Company has granted options to purchase an aggregate of 400,000 shares of Common Stock to its officers and directors as described above in "Security Ownership of Management and Certain Securityholders." The only other Company options presently outstanding are those granted to an initial investor which provide for the purchase of up to 24,000 shares of Common Stock at $1.00 per share at any time after November 10, 1999.

     APPLICATION OF CALIFORNIA LAW. Under California Corporations Code Section 2115 ("Section 2115"), a corporation that is not incorporated in California (such as the Company) will still be subject to certain provisions under California corporate law if, among other things, over one-half of its outstanding voting securities are held of record by California residents and it has the requisite level of property holdings, payroll and sales in California. If the requirements are met, the provisions of the California Corporations Code which are applicable include: (i) Section 303 (relating to removal of directors without cause); (ii) Section 304 (relating to removal of directors by court proceedings); (iii) Section 309 (relating to directors' standard of care); (iv)
Section 317 (indemnification of directors, officers and others); (v) Sections 500 through 505, inclusive (relating to limitations on corporate distributions in cash or property); (vi) Section 506 (relating to liability of a shareholder who receives an unlawful distribution; (vii) Section 708, subdivisions (a), (b) and (c) (relating to a shareholder's right to cumulate votes at an election of directors); (viii) Section 710 (relating to supermajority vote requirements);
(ix) Chapter 13, commencing with Section 1300 (relating to dissenters' rights); and (x) Sections 1500 and 1501 (relating to records and reports). Some of the applicable provisions may provide shareholder rights which are greater than those available under Nevada law, while others may provide lesser rights. Because the foregoing is only a summary and is not intended to, and does not, constitute a complete description of shareholders' rights under California law, each person is urged to consult his, her or its own counsel with respect to such rights and how they may differ from the rights available under Nevada law.

     Based on the circumstances known at this time, it appears that the Company currently meets the requirements for application of Section 2115. If such requirements continue to be met on the date that determination of the applicability of Section 2115 is made under California law, it is expected that the Company will become subject to the specified California corporate law provisions commencing on January 1, 2001. Thereafter, such corporate law provisions will continue to apply until the end of the fiscal year in which the Company files a report showing that at least one of the criteria for application of Section 2115 is no longer being met.

     TRANSFER AGENT. The transfer agent and registrar for the Common Stock and the Warrants is U.S. Stock Transfer Corporation, Glendale, California.


                                       PART II

ITEM 1: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

          At the present time, there is no public trading market for the Company's securities. The Company is, however, currently seeking clearance for quotation in the "Pink Sheets" of the National Quotations Bureau. The Company also intends to seek to have its securities quoted on the OTC Bulletin Board after this Registration Statement becomes effective. Should either quotation forum become available, the prices thereon will represent quotations between dealers, without adjustment for retail mark-up, mark-down or commission, and will not necessarily represent actual transactions.


          The Company has not paid any cash dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business. As of April 15, 1999, the number of record holders of the Company's Common Stock was 208.


ITEM 2:   LEGAL PROCEEDINGS.

          The Company is not currently a party to any legal proceedings and, to the knowledge of management, there is no litigation threatened by or against the Company.

ITEM 3:   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS.

          None.

ITEM 4:   RECENT SALES OF UNREGISTERED SECURITIES.

          On May 15, 1998, the Company privately issued options to purchase 100,000 shares of Common Stock at $1.00 per share to Adrian A. Joseph (the Company's President) as part of his employment agreement with the Company. Based on Dr. Joseph's relationship with the Company, the issuance was made pursuant to the registration exemption under Section 4(2) of the Securities Act.

          On May 18, 1998, the Company privately issued a total of 2,500,000 shares of Common Stock to Sharon Nitka, William A. Wilson, Rita M. Lavelle and John R. Longenecker (each of whom was (and is) a director and/or officer of the Company), as well as The Foundation Group (a "sophisticated investor"), for a total of $2,500 in cash. Based on each investor's relationship with the Company, the issuance was made pursuant to the registration exemption under
Section 4(2) of the Securities Act.

          On June 12, 1998, the Company privately issued 10,000,000 shares of Common Stock to Adrian A. Joseph in return for the transfer to the Company of the Nurescell Technology. Based on Dr. Joseph's relationship with the Company, the issuance was made pursuant to the registration exemption under Section 4(2) of the Securities Act.

          Between August 12 and September 18, 1998, the Company privately issued a total of 498,000 shares of Common Stock to 42 persons for a total of $498,000 in cash. All investors met certain suitability standards imposed by the Company and were considered to be "sophisticated investors." Based on those suitability standards and the disclosures provided to the investors, the issuance was made pursuant to the registration exemption under Rule 504 of Regulation D under the Securities Act.

          On July 31, 1998, in recognition of their efforts on behalf of the Company, the Company privately issued options to purchase 60,000 shares of Common Stock at $0.55 per share to Adrian A. Joseph and options to purchase another 240,000 shares at $0.50 per share to Sharon Nitka, William A. Wilson, Rita M. Lavelle and John R. Longenecker. Based on the optionees' relationship with the Company, the issuance was made pursuant to the registration exemption under Rule 701 of the Securities Act.


          Between September 18, 1998 and March 31, 1999, the Company privately issued a total of 100,000 units (each unit consisting of one share of Common Stock and one Class A Warrant) for $5.00 per unit to 22 persons for a total of $243,500 in cash. All investors met certain suitability standards imposed by the Company and were considered "sophisticated investors." Based on those standards and the disclosures provided to investors, the offering was made pursuant to the registration exemption under Rule 504 of Regulation D under the Securities Act.


ITEM 5:   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Nevada law, director immunity from liability to a corporation or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a corporation's articles of incorporation (which is not the case with the Company's Articles of Incorporation). Excepted from that immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(iii) a transaction from which the director derived an improper personal profit; and (iv) willful misconduct.

          Under certain circumstances, Nevada law provides for indemnification of the Company's officers, directors, employees and agents against liabilities that they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Unless such person is successful upon the merits in such action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders, that the applicable standard of conduct was met by the person to be indemnified.

          The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in the Company's best interest, and must not have been adjudged liable for negligence or misconduct.

          At this time, the Company has also entered into an indemnification agreement with each of its directors and officers. In the future, indemnification may also be granted pursuant to the terms of Bylaw provisions that may be adopted, or pursuant to a vote of shareholders or directors. The statutory provisions also grant the Company the power to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by the Company.

          The foregoing is only a summary description and is qualified in its entirety by reference to the applicable Nevada statutes. The foregoing may also be affected by the possible application of certain California statutes, as described above in "Securities Being Offered - Application of California Law."

                                       PART F/S

                            INDEX TO FINANCIAL STATEMENTS



                                                                                 PAGE
                                                                                 ----
Report of Independent Accountant . . . . . . . . . . . . . . . . . . . . . . . . .F-2
Balance Sheets as of December 31, 1998 and September 30, 1998. . . . . . . . . . .F-3
Statement of Operations for the period from May 12, 1998 (date of inception)
  to December 31, 1998 and September 30, 1998. . . . . . . . . . . . . . . . . . .F-4
Statements of Changes in Stockholders' Equity
  for the period from May 12, 1998 (date of inception)
  to December 31, 1998 and September 30, 1998. . . . . . . . . . . . . . . . . . .F-5
Statements of Cash Flows for the period from May 12, 1998
 (date of inception) to December 31, 1998 and September 30, 1998 . . . . . . . . .F-6
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .F-7


RONALD L. JAMIESON, CPA
Certified Public Accountants
--------------------------------------------------------------------------------
4281 Katella Ave, Suite 117, Los Alamitos, CA  90720
(714)821-9690 * (562)598-8549 * Fax (714)821-9286



                                 April 26, 1999



To the Board of Directors
Nurescell Inc.
Irvine, CA  92614

I have audited the accompanying balance sheets of Nurescell Inc. (a development stage company) as of December 31, 1998 and September 30, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from May 12, 1998 (inception) to December 31, 1998 and September 30, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentaion. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the balance sheets of Nurescell as of December 31, 1998 and September 30, 1998, and the results of its operations and its cash flows for the period from May 12, 1998 (inception) to December 31, 1998 and September 30, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing certain radiation shielding technology. As discussed in Note 1 to the financial statements, the Company's accumulated losses from operations and negative operating cash flows; its necessity to obtain additional financing to fund operations until the necessary regulatory approvals are obtained, if ever; and its ability to ultimately attain successful operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the September 30, 1998 statement of cash flows have been restated to reclassify and/or change the manner of presentation of certain accounts.



                                       /s/ Ronald L. Jamieson
                                       Ronald L. Jamieson, CPA

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

                                                                      DECEMBER 31    SEPTEMBER 30
                                                                      ----------     ------------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                          $    85,775      $  295,845
  Advances to employees                                                   12,662               -
  Note receivable officer                                                 46,683          20,417
                                                                      ----------      ----------
      Total Current Assets                                               145,120         316,262


PROPERTY PLANT AND EQUIPMENT at cost, less accumulated
  depreciation of $3,966 and $1,643,                                      45,015          45,309
  respectively

OTHER ASSETS

  Deposits                                                                 3,000           3,000
  Intangibles                                                             18,239          15,000
  Organizational costs, net of accumulated amortization
    of $1,592 and $367, respectively                                      65,447          39,490
                                                                      ----------      ----------
      Total Other Assets                                                  86,686          57,490
                                                                      ----------      ----------
TOTAL ASSETS                                                          $  276,821      $  419,061
                                                                      ----------      ----------
                                                                      ----------      ----------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accounts payable                                                    $   34,498      $   22,968
  Accrued Salaries                                                         3,000           3,000
  Payroll Taxes Payable                                                    3,603           7,854
                                                                      ----------      ----------
     Total Current Liabilities                                            41,101          33,822

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock; $.0001 par, 50,000,000 shares authorized,
  13,024,500 and 13,017,800 shares issued and outstanding                  1,302           1,302
  Additional paid in capital                                             641,698         608,198
  Less: Stock subscription receivable                                          -         (17,000)
  Deficit accumulated during the development stage                      (407,280)       (207,261)
                                                                      ----------      ----------
     Total Stockholders' Equity                                          235,720         385,239
                                                                      ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $  276,821      $  419,061
                                                                      ----------      ----------
                                                                      ----------      ----------


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

             FOR THE PERIOD FROM MAY 12, 1998 (DATE OF INCEPTION) TO
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

                                                        FROM MAY 12 TO
                                                  DECEMBER 31      SEPTEMBER 30
                                                  -----------      ------------
EXPENSES:
Research and development                          $     2,000      $       --
General and administrative                            401,837          205,251
Depreciation and amortization                           5,557            2,010
                                                  -----------      -----------
Total expenses                                        409,394          207,261

OTHER INCOME:
Interest Income                                        (2,114)
                                                  -----------      -----------
NET LOSS                                          $  (407,280)     $  (207,261)
                                                  -----------      -----------
                                                  -----------      -----------
NET LOSS PER SHARE

  Basic and fully diluted                         $     (0.03)     $     (0.02)
                                                  -----------      -----------
                                                  -----------      -----------

  Weighted average common shares outstanding       13,021,150       12,708,900
                                                  -----------      -----------
                                                  -----------      -----------


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             FOR THE PERIOD FROM MAY 12, 1998 (DATE OF INCEPTION) TO
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

                                                                       ADDITIONAL        STOCK
                                                 COMMON STOCK           PAID-IN      SUBSCRIPTION     ACCUMULATED
                                               SHARES       AMOUNT       CAPITAL      RECEIVABLE        DEFICIT
                                             ----------    --------    -----------   -------------    -----------
ISSUANCE OF COMMON STOCK:
  Cash - founding shareholder                 2,500,000     $  250      $   2,250

  Technology agreement                       10,000,000      1,000          9,000

  Cash - $1.00 per share                        498,000         50        497,950

  Cash - $5.00 per share                         19,800          2         98,998

STOCK SUBSCRIPTION RECEIVABLE                                                         $  (17,000)
NET LOSS                                                                                              $  (207,261)
                                             ----------    --------     ----------    ----------      -----------
BALANCE,  SEPTMEBER 30, 1998                 13,017,800    $  1,302     $  608,198    $  (17,000)     $ ( 207,261)
                                             ----------    --------     ----------    ----------      -----------
ISSUANCE OF COMMON STOCK:

  Cash - $5.00 per share                          6,700           -         33,500

STOCK SUBSCRIPTION RECEIVABLE
                                                                                          17,000
NET LOSS                                                                                              $  (200,019)
                                             ----------    --------     ----------    ----------      -----------
BALANCE, DECEMBER 31, 1998                   13,024,500    $  1,302     $  641,698    $        -      $  (407,280)
                                             ----------    --------     ----------    ----------      -----------
                                             ----------    --------     ----------    ----------      -----------


                  See accompanying notes to financial statement

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

             FOR THE PERIOD FROM MAY 12, 1998 (DATE OF INCEPTION) TO
                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

                                                                            FROM MAY 12 TO
                                                                      DECEMBER 31      SEPTEMBER 30
                                                                      -----------      ------------
CASH FLOWS USED IN OPERATING ACTIVITIES:
  Net loss                                                            $  (407,280)     $  (207,261)
  Adjustments to reconcile net loss to net cash used in
    Operating activities:

      Depreciation                                                          3,966             1,643
      Amortization                                                          1,592               367
      Changes in assets and liabilities:
        Advances to employees                                             (12,662)                -
        Deposits                                                           (3,000)           (3,000)
        Organizational costs                                              (67,039)          (39,857)
        Accounts payable                                                   34,498            22,968
        Accrued salaries                                                    3,000             3,000
        Accrued payroll taxes                                               3,603             7,854
                                                                      -----------      ------------
          Net Cash Flows Used by Operating Activities                    (443,322)         (214,286)

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property, plant & equipment                                (48,981)          (46,952)
  Acquisition of intangibles                                               (8,239)           (5,000)
                                                                      -----------      ------------
          Net Cash Flows Used by Investing Activities                     (57,220)          (51,952)
                                                                      -----------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from sale of common stock                                      633,000           582,500
  Proceeds from officer loans                                             (46,683)          (20,417)
                                                                      -----------      ------------
          Net Cash Flows Provided by Financing Activities                 586,317           562,083
                                                                      -----------      ------------

NET INCREASE IN CASH                                                       85,775           295,845

CASH AT BEGINNING OF PERIOD                                                     -                 -
                                                                      -----------      ------------
CASH AT END OF PERIOD                                                 $    85,775      $    295,845
                                                                      -----------      ------------
                                                                      -----------      ------------
SUPPLEMENTAL DISCLOSURES :

  Noncash Investing and Financing Transactions:
    Fair market value of  intangibles acquired                        $    10,000      $     10,000


                 See accompanying notes to financial statements

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

1.   GENERAL

     NATURE OF BUSINESS

     The Company was incorporated on May 12, 1998, pursuant to the laws of the State of Nevada under the name Nurescell Inc. The Company is currently engaged in the research, development and testing of its proprietary radiation shielding technology.

     GOING-CONCERN

     The accompanying financial statements have been prepared based on the assumption that the Company will continue as a going-concern. This assumption anticipates that the Company will be able to realize assets and satisfy obligations in the normal course of business. The Company has accumulated net losses of $407,280 and negative cash flows from operating activities of $443,322 from inception to December 31, 1998. The Company has not completed testing and development nor obtained patents on its principal technology. The technology must undergo further development and testing before the Company will be able to generate any significant commercial revenues. The Company anticipates that research, development and testing will require significant additional financing. Management intends to seek the additional financing through future private placement offerings, joint ventures, and research grants. The Company's capacity to operate as a going-concern is dependent on its ability to obtain adequate financing to fund its operations until the Company is able to complete the necessary research, development and testing necessary to generate commercial revenues sufficient to fund ongoing operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going-concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     Since the Company has no revenues and has not yet commenced its principal operations, it is considered a "development stage enterprise," as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents for the statement of cash flows include cash and cash on deposit. The Company maintains its cash balance in one financial institution. At September 30, 1998, the Company's cash balance exceeded the financial institution's insured Federal Deposit Insurance Corporation limit of $100,000.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and improvements are capitalized. Depreciation of furniture, fixtures, and equipment is computed using the straight-line method. Estimated useful lives for reporting purposes are as follows:

                 Furniture, fixtures, and equipment 5 to 7 years

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

     OTHER ASSETS

     Other assets consist of deposits, intangibles, and organizational costs. Intangibles include patent application (and associated legal costs) and certain technology acquisition costs. Upon commencement of operations, all costs associated with obtaining patents and technology acquisition costs will be amortized on a straight-line basis over a 17-year period. The Company will evaluate the recoverability of intangibles on an annual basis by comparing the estimated net realizable value of the intangibles to their carrying value. Organization costs (exclusive of certain legal costs) are being amortized on a straight-line basis over a 5-year period.

     LOSS PER SHARE

     Basic loss per share is computed by dividing loss available to common shareholders by the weighted-average number of shares outstanding during the period. Diluted loss per share is computed considering the potential dilution that could occur from other financial instruments that would increase the total number of outstanding shares of common stock. Common stock equivalents, however, have not been included in the computation of diluted loss per share because their effect would be antidilutive.

     RECLASSIFICATIONS

     The September 30, 1998 financial statement have been restated to reflect a non-cash transaction in the Statement of Cash Flows.

3.   INTANGIBLE ASSETS

     On June 12, 1998, the Company entered into a Sale of Technology Agreement ("Agreement") with Dr. Adrian Joseph (now a Officer of the Company) whereby the Company acquired all rights, title and interest in a new generation of flexible containment material ("Nuresfoam") for fissionable nuclear material ("Technology"). The Technology is based, in part, on prior patented technology, however the Technology itself has not yet be patented nor trademarked. An U.S. patent has been applied for with the U.S. Patent Office, U.S. Patent Application 09/187,641.

     As consideration for the sale of the Technology, Dr. Joseph received 10,000,000 shares or 80% of the Company's then outstanding common stock. The transfer of the Technology was intended to be a tax-free exchange in accordance with Internal Revenue Code Section 351. The Agreement stated that the Company valued the Technology at $5,000,000; however, an independent valuation of the technology was not obtained. Consequently, the Technology has been recorded at a nominal value of $10,000 based on the fair value ($.0001 per share) of the common stock issued in exchange for the Technology on the date of transfer.

4.   COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES

     The Company leases office space under an operating sublease that requires minimum monthly payments of $3,719. Rent expense for the period ended December 31, 1998 was $31,210.

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

     The estimated future minimum lease payments as of December 31, 1998 are as follows:

                                                   PERIOD ENDING
                                            ----------------------------
                                            DECEMBER 31     SEPTEMBER 30
                                            -----------     ------------
                              1998           $       -       $   11,157
                              1999              19,817           19,817
                                              --------       ----------
                              Total          $  19,817       $   30,974
                                              --------       ----------
                                              --------       ----------

5.   INCOME TAXES

     For federal income tax purposes, approximately $407,280 of net operating loss carryforwards exists to offset future taxable income. These carryforwards expire in 2014. No tax benefit has been reported in the accompanying financial statements, however, because management believes that there is at least a 50% chance that the carryforwards will expire unused. Accordingly, the $176,352 tax benefit of the cumulative carryforwards has been offset by a valuation allowance of the same amount.

6.   COMMON STOCK

     The Company has 50,000,000 shares of $.0001 par value common stock authorized of which 13,024,500 and 13,017,800 shares are issued and outstanding at December, 31, 1998 and September 30, 1998, respectively.

7.   STOCK OPTIONS

     Effective June 15, 1998, the stockholders approved an Incentive Stock Option Plan granting to any Director, Officer, Employee or Consultant to the Company options to purchase Company Common Stock over a ten-year period, at the fair market value at time of grant. The aggregate number of common shares of the Company which may be granted under the plan is 360,000 shares. No options were granted or exercised as of December 31, 1998.

8.   STOCK WARRANTS

     Effective September 15, 1998 the stockholders approved a plan to issue units consisting of one share of Common Stock (the "Common Stock") and one Class "A" Common Stock Purchase Warrant (the "Class A Warrants") of the Company.

     The Class "A" Warrants are exercisable into one (1) share of Common Stock and one (1) Class "B" Common Stock Purchase Warrant (the "Class "B" Warrant") commencing the day immediately after the first anniversary of the closing of the offering (the "A" Exercise Date") and have an exercise price of $4.00. The Class "A" Warrants expire on the first anniversary of the "A" Exercise Date (the "A" Expiration Date"). The Class "B" Warrants are exercisable into one (1) share of Common Stock commencing immediately upon their issuance (the "B" Exercise Date") and have an exercise price of $3.00 per share of Company Common Stock. The Class "B" Warrants expire on the first anniversary of the "B" Exercise Date.

                                 NURESCELL INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1998

     Prior to permitting the exercise of either the Class "A" or Class "B" Warrants offered hereby, the Company will be required to either register the underlying Common Stock or seek an exemption from registration under both federal and state law. The Common Stock and the Class "A" warrant are immediately detachable.

9.   RELATED PARTIES

     The Company has made unsecured loans of $46,683, including interest, to one of its officers. These 10% interest-bearing loans are evidenced by notes and are all due within twelve months.

     The Company has also entered into consulting contracts with certain Directors as a means of inducing the Directors to devote additional time and effort to the Company over and above the time normally expected of a Director. These contracts provide for payments of $2,000 per month to each Director under contract, have no stated termination date but are cancelable by either party on 30 days written notice. Amounts paid by the Company under these contracts were $22,000 and $26,485, respectively at December 31, 1998 and September 30, 1998.

     The Company purchased various chemicals, lab equipment, research material and start-up expenses from a related party. The purchases of lab equipment, research materials and start-up expenses have been capitalized and amounted to $20,000 during the period ended September 30, 1998. The purchase of chemicals have been expensed in the period from May 12, 1998 (inception) to September 30, 1998 and amounted to $14,000.

10.  SUBSEQUENT EVENTS

     SIGNIFICANT CONTRACTS AND AGREEMENTS

     On March 1, 1999, the Company entered into a letter of understanding ("LOU") with Performance Improvement International ("PII"). Under the LOU, PII will provide certain marketing, product development, specification review and other services to the Company related to nuclear power plants. PII is headed by Dr. Chang Chiu, a former Dean of Physics at the Massachusetts Institute of Technology and the former General Manager of the San Onofre Nuclear Power Station. The LOU provides for PII to receive a percentage of all nuclear power plant net revenues generated as a direct result of PII's services.

     The Company is currently in discussions with a Southern California based entity to raise approximately $5,000,000 on a "best efforts" basis through a private-offering of equity securities. Although the Company has received a letter of commitment from the entity outlining the general terms of the fund raising, no formal agreements have been signed to date. These discussions are preliminary in nature and there is no guarantee that the Company will be able to consummate any offering whereby the Company will receive all or any portion of the $5,000,000 at any time during the near or distant future.

     Until recently, the Company has been involved in negotiations with Lawrence Livermore National Laboratory ("LLNL") in order to establish a working relationship for the testing and qualification of the Technology. In this context, the Company and LLNL had negotiated a form of joint venture, known as "CRADA". As of April 9, 1999, the "CRADA" and the pre-arrangement for testing has been transferred to Pacific North National Laboratory. The Company expects to sign a revised "CRADA" in the immediate future.

                                       PART III

ITEMS 1 AND 2. INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS.

The following exhibits are included as part of this Registration Statement:



EXHIBIT NO.                   DESCRIPTION
-----------                   -----------
   2.1         Articles of Incorporation, as amended*

   2.2         Bylaws*

   3.1         Form of Class "A" Common Stock
               Purchase Warrant Certificate*

   3.2         Form of Class "B" Common Stock
               Purchase Warrant Certificate*

   6.1         Employment Agreement between the
               Company and Adrian A. Joseph, Ph.D.
               dated May 15, 1998*

   6.2         Sale of Technology between the Company
               and Adrian A. Joseph dated June 12, 1998*

   6.3         Employment Agreement between the
               Company and Sharon Nitka dated
               June 1, 1998*

   6.4         Consulting Agreement between the
               Company and John Longenecker
               dated June 26, 1998*

   6.5         Consulting Agreement between the
               Company and William A. Wilson dated
               June 10, 1998*

   6.6 Consulting Agreement between the Company and Rita Lavelle dated June 1, 1998*

   6.7         Form of Stock Option Agreement between the
               Company and its officers and directors*

   6.8         1998 Stock Option Plan*

   6.9 Form of Indemnification Agreement between the Company and its officers and directors*

   6.10        Letter of Understanding for Proposed Agreement between the
               Company and Performance Improvement International dated
               March 1, 1999

   6.11 Research Plan submitted by the University of Missouri to the Company



                                       III - 1

   12.1        Consent of Auditor

   27          Financial Data Schedule



----------
*Previously filed.

                                      SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              NURESCELL INC.

                              By:  /s/ ADRIAN A. JOSEPH
                                 -------------------------------
                                   Adrian A. Joseph, President
                              Dated: May 3, 1999















                                       III - 2